Exhibit 5.1

October 30, 2019

Equity LifeStyle Properties, Inc.

Two North Riverside Plaza, Suite 800

Chicago, Illinois 60606

Re:	Post-Effective Amendment No. 1 to the Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to Equity LifeStyle Properties, Inc., a Maryland corporation (the “Company”) in connection with Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) to the Registration Statement of the Company on Form S-8 (Registration No. 333-28469) (the “Existing Registration Statement” and, together with the Post-Effective Amendment, the “Registration Statement”), filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Post-Effective Amendment relates to the registration under the Securities Act of 668,535 additional shares of common stock, par value $0.01 per share, of the Company (“Additional Shares”) for issuance pursuant to the Company’s 1997 Non-Qualified Employee Stock Purchase Plan (the “Plan”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Registration Statement.

In rendering the opinion expressed below, we have examined and relied upon originals or copies, certified or otherwise identified to our satisfaction, of such corporate records, documents, certificates and other instruments as in our judgment are necessary or appropriate. In examining all such documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us, and the conformity with the respective originals of all documents submitted to us as certified, telecopied, photostatic or reproduced copies. As to facts upon which this opinion is based, we have relied, as to all matters of fact, upon certificates and written statements of officers, directors and employees of, and accountants for, the Company.

Based on, and subject to, the foregoing, the qualifications and assumptions set forth herein and such examination of law as we have deemed necessary, we are of the opinion that the Additional Shares are duly authorized and, when issued and sold in accordance with the terms set forth in the Registration Statement and in the manner contemplated by the Plan, will be legally issued, fully paid and non-assessable.

The opinion set forth in this letter relate only to the federal securities laws of the United States and the General Corporation Law of the State of Maryland. We draw to your attention that the members of our firm are not admitted to practice law in the State of Maryland, and we express no opinion as to the laws of another jurisdiction and we assume no responsibility for the applicability or effect of the law of any other jurisdiction. We express no opinion with respect to the requirements of, or compliance with, any state securities or blue sky or real estate syndication laws.

This letter has been prepared for your use in connection with the Post-Effective Amendment and is based upon the law as in effect and the facts known to us on the date hereof. We have not undertaken to advise you of any subsequent changes in the law or of any facts that hereafter may come to our attention.

We consent to the filing of this letter as an exhibit to the Post-Effective Amendment and to the reference to us under the caption “Legal Matters” in the prospectus which is a part of the Registration Statement. In giving this consent, we do not concede that we are within the category of persons whose consent is required under the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Clifford Chance US LLP

CLIFFORD CHANCE US LLP

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